Exhibit 99.1

Skullcandy Closes Going Private Transaction with Mill Road Capital

Park City, Utah and South San Francisco, California, October 3, 2016 – Skullcandy, Inc. (Nasdaq: SKUL), which creates world-class audio experiences through its Skullcandy® and Astro Gaming® brands, today announced the closing of its merger with an affiliate of Mill Road Capital Management LLC. As a result of the merger, Skullcandy will become a private company and, as of today, its shares of common stock will no longer be publicly traded.

Hoby Darling, Skullcandy President and CEO commented, “We are very excited with the outcome of the exploration of strategic alternatives initiated by the Board of Directors. Foremost, we achieved significant value for our former stockholders. In addition, our new ownership structure allows us more flexibility to grow our Skullcandy and Astro brands through product innovation and deep connections to our consumers. We are confident that our strategic initiatives will excite our fans, benefit our retail partners and continue to provide our team with a great culture to work.”

Thomas Lynch, Mill Road’s Founder, stated, “We are excited to welcome Skullcandy to the Mill Road family. The company has done a great job establishing leadership positions for the Skullcandy and Astro Gaming brands and we look forward to working with the teams to capitalize on the many growth opportunities that lie ahead.”

Under the terms of the merger agreement, each of Skullcandy’s shares of common stock has been cancelled and converted into the right to receive $6.35 in cash. Skullcandy’s stockholders of record, as of the effective time of the merger, that are entitled to receive such consideration for their shares will receive a letter of transmittal and instructions on how to surrender their stock certificates in exchange for the merger consideration; stockholders should wait to receive the letter of transmittal before surrendering their stock certificates.

Peter J. Solomon Company acted as financial advisor and Latham & Watkins LLP acted as legal advisor to Skullcandy. Foley Hoag LLP acted as legal advisor to Mill Road and its affiliates.

About Skullcandy, Inc.

Skullcandy, Inc. creates world-class audio experiences through its Skullcandy® and Astro Gaming® brands. Founded at the intersection of music, sports, technology and creative culture, the Skullcandy brand creates world-class audio and gaming products for the risk takers, innovators, and pioneers who inspire us all to live life at full volume. From new innovations in the science of sound and human potential, to collaborations with up-and-coming musicians and athletes, Skullcandy lives by its mission to inspire life at full volume through forward-thinking technologies and ideas, and leading edge design and materialization. Astro Gaming creates premium video gaming equipment for professional gamers, leagues, and gaming enthusiasts. Astro Gaming was founded in the pits of competitive gaming and has become synonymous with pinnacle gaming experiences. Skullcandy and Astro Gaming products are sold and distributed through a variety of channels around the world from the company’s global locations in Park City, San Francisco, Tokyo, Zurich and Mexico City, as well as through partners in some of the most important culture, sports, and gaming hubs in the world. The Skullcandy brand website can be found at http://www.skullcandy.com. The Astro Gaming website can be found at http://www.astrogaming.com.

About Mill Road Capital

Mill Road Capital is a private investment firm focused on investing in and partnering with publicly traded micro-cap companies in the U.S. and Canada. The firm has flexible, long-term capital with the ability to purchase shares in the open market, buy large block positions from existing shareholders, provide capital for growth or acquisition opportunities, or execute going-private transactions. The firm has raised approximately $670 million of aggregate equity capital commitments and has offices in Greenwich, CT and the San Francisco Bay Area. More information can be found at http://www.millroadcapital.com.

Cautions regarding Forward-Looking Statements

The statements included in this press release that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements and are based on Skullcandy’s current beliefs and expectations. These forward-looking statements include, but are not limited to, statements related to the consummation of the tender offer and the merger as well as any benefits of the acquisition by Mill Road of Skullcandy. These forward-looking statements are based on information available to us as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. In particular, such risks and uncertainties include, but are not limited to: the risk that one or more closing conditions to the transaction may not be satisfied or waived, on a timely basis or otherwise; the unsuccessful completion of the tender offer; the risk that the transaction does not close when anticipated, or at all, including the risk that the requisite regulatory approvals may not be obtained; matters arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the transaction; there may be a material adverse change of Skullcandy or its business may suffer as a result of uncertainty surrounding the transaction; the transaction may involve unexpected costs, liabilities or delays; the adverse impact of competitive product announcements; revenues and operating performance; changes in overall economic conditions and markets, including the current credit markets; changes in demand for our products; changes in inventories at customers and distributors; technological and product development risks; availability of raw materials; competitors’ actions; pricing and gross margin pressures; loss of key customers; order cancellations or reduced bookings; control of costs and expenses; significant litigation, including with respect to intellectual property matters; risks associated with acquisitions and dispositions; risks associated with international operations including foreign employment and labor matters associated with unions and collective bargaining agreements; the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally; changes in generally accepted accounting principles; risks related to new legal requirements; risks and costs associated with increased and new regulation of corporate governance and disclosure standards; and risks involving environmental or other governmental regulation. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in Skullcandy’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other of Skullcandy’s filings with the Securities and Exchange Commission. These forward-looking statements are as of the date hereof and should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made. For additional information, visit Skullcandy’s corporate website, www.skullcandy.com, or for official filings visit the Securities and Exchange Commission (“SEC”) website, www.sec.gov.

Contact for Investors:

ICR

Brendon Frey

203-682-8200

Brendon.Frey@icrinc.com

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